Exhibit 3(i).1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ARCSOFT, INC.

Michael Hui Deng and Nai-Yu Pai hereby certify that:

1. They are the President and the Secretary, respectively, of ArcSoft, Inc., a California corporation.

2. The Articles of Incorporation of the corporation are hereby amended and restated to read as follows:

“I. NAME

The name of the corporation is ArcSoft, Inc.

II. PURPOSE

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III. SHARES

(a)(i) This corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock (“Preferred”) and Common Stock (“Common”). The total number of shares of Common this corporation shall have authority to issue is 100,000,000 and the total number of shares of Preferred Stock the corporation shall have authority to issue is 10,000,000.

The corporation shall from time to time in accordance with the laws of the State of California increase the authorized amount of its Common if at any time the number of Common shares remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred.

(ii) The Preferred authorized by this Articles of Incorporation shall be issued in one or more series. The first series of Preferred is designated as Series A Preferred Stock (“Series A Preferred”) and consists of Two Million (2,000,000) shares of the Preferred. The second series of Preferred is designated as Series B Preferred Stock (“Series B Preferred”) and consists of Two Million (2,000,000) shares of the Preferred. The shares of each series of Preferred shall have the rights, preferences, privileges and restrictions set forth in paragraph (b) below.

(b) The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:

Section 1. General Definitions. For purposes of this Article, the following definitions shall apply:

A. “Junior Shares” shall mean all Common and any other shares of this corporation other than the Preferred.

B. “Subsidiary” shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by the corporation and/or one or more of such subsidiaries.

Section 2. Dividend Rights of Preferred. The holders of the Preferred shall be entitled to receive, out of any funds legally available therefor, cash dividends on each outstanding share of Preferred at the same amount as may be declared for Common if, when, and as declared by the Board of Directors on an as-converted basis. The right to such dividends on the Preferred shall not be cumulative, and no right shall accrue to holders of Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year.

Section 3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of shares of Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of the Junior Shares by reason of their ownership of such stock, an amount equal to $1.10 per share for each share of Series A Preferred then held by them and an amount equal to $1.50 per share for each share of Series B Preferred then held by them, adjusted for any combinations, consolidations, or stock distributions or dividends with respect to the Common and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred and Series B Preferred, respectively, to be paid out of the corporation’s assets legally available for distribution to its shareholders. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred shall be insufficient to permit the payment of the full preferential amount to such holders, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Preferred in proportion to the respective preferential amounts fixed for each such holder upon a liquidation, dissolution or winding up of the corporation. After full payment has been made to the holders of the Preferred of the foregoing amounts to which they shall be entitled, the holders of Junior Shares and the Preferred shall share pro rata in all remaining assets of the corporation on a share for share as-converted basis.

(b) For purposes of this Section 3, a liquidation, dissolution or winding up of the corporation shall be deemed to be occasioned by, or to include, the corporation’s sale of all or substantially all of its assets, or the acquisition of the corporation by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of the corporation for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, provided that the shareholders of the corporation immediately prior to such sale, merger, consolidation or other transaction or series of such transactions own immediately thereafter, and by virtue of their ownership of capital stock of the corporation, less than 50% of the surviving entity or its parent.

(c) For purposes of this Section 3, if the distributions or consideration received by the shareholders of the corporation is other than cash, its value will be deemed to be its fair market value as determined in good faith by the Board of Directors of the corporation. In the case of publicly traded securities listed on an exchange, fair market value shall mean the average last closing sale price as reported by such exchange or by a consolidated transaction reporting system for the five-day period immediately preceding the date of such distribution. In the case of publicly traded securities not listed on an exchange, fair market value shall mean the average last closing bid price as reported by the National Association of Securities Dealers Automatic Quotation System, Inc. or such successor or similar organization, for the five-day period immediately preceding the date of such distribution.

Section 4. Redemption.

The shares of Preferred are not redeemable in whole or in part.

Section 5. Conversion. The holders of Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred, at the option of its holder, at the office of the corporation or any transfer agent for the Preferred, at any time after the date of issuance of such share, shall be convertible into such number of fully paid and nonassessable shares of Common as is determined by dividing (i) $1.10 for each share of Series A Preferred and (ii) $1.50 for each share of Series B Preferred by the conversion price in effect at the time of the conversion for each such series (“Conversion Price”). The initial Conversion Price shall be $1.10 for each share of Series A Preferred and $1.50 for each share of Series B Preferred per share of Common. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred automatically shall be converted into shares of Common at the then effective Conversion Price (i) on the effective date of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a listing of Common of the corporation upon any “designated offshore securities market” as defined under Rule 902 of the Securities Act of 1933, as amended, with an aggregate offering price of at least US$ 25,000,000.00, (ii) a shares-for-shares merger or consolidation of the corporation into or with another company (other than with a wholly owned subsidiary of the corporation) or any other company reorganization in which the corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or (iii) with respect to each series of the Preferred at the election of the holders of at least a majority of the shares of such series of Preferred.

(c) Mechanics of Conversion. No fractional shares of Common shall be issued upon conversion of any share of Preferred. In lieu of any fractional share to which the holder would otherwise be entitled (after aggregating all shares into which shares of Preferred held by such holder could be converted), the corporation shall either pay cash equal to such fraction multiplied by the then fair market value of the Common, as determined by the Board of Directors, or round such number of shares to the nearest whole share. Before any holder of Preferred shall be entitled to convert the same into full shares of Common, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred, and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office, to such holder of Preferred, a certificate or certificates for the number of shares of Common to which such holder shall be entitled, together with a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common (unless such shares are rounded to the nearest whole share). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred to be converted, or in the case of automatic conversion, on the effective date of the offering/listing as provided in Section 5(b) above, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

(d) Adjustment for Stock Splits and Combinations. If the corporation at any time or from time to time effects a subdivision of the outstanding Common, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the corporation at any time or from time to time combines the outstanding shares of Common, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Adjustment for Certain Dividends and Distributions. In the event the corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in additional shares of Common, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, plus the number of shares of Common issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(e) as of the time of actual payment of such dividends or distributions.

(f) Adjustments for Other Dividends and Distributions. In the event the corporation shall declare a distribution to holders of Common payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Sections (d) and (e), then, in each such case for the purpose of this Section 5(f), the holders of the Preferred shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common of the corporation into which their shares of Preferred are convertible as of the record date fixed for the determination of holders of Common of the corporation entitled to receive such distribution.

(g) Adjustments for Reclassification, Exchange and Substitution. If the Common issuable upon the conversion of the Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a stock dividend or a reorganization, merger, consolidation or sale of assets, as provided for elsewhere in this Section 5), then and in any such event each holder of Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common into which such shares of Preferred might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the corporation at its expense promptly shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred a Certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred.

(i) Notices of Record Date. In the event that the corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its outstanding Common involving a change in the Common; or

(iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the corporation shall send to the holders of the Preferred:

(1) at least ten (10) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights and a description thereof (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least ten (10) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred at the address for each such holder as shown on the books of the corporation.

Section 6. Voting Rights. Except as otherwise required by law in this Section 6, each share of Common issued and outstanding shall have one vote and each share of Preferred issued and outstanding shall have the number of votes equal to the number of Common shares into which the Preferred is convertible, as adjusted from time to time pursuant to Section 5 hereof; provided, that all shares of Preferred held by a holder shall be aggregated and rounded down to the nearest whole share for this purpose.

Section 7. Covenants. In addition to any other rights provided by law, so long as any shares of Preferred shall be outstanding, this corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Preferred voting separately as a class (except in the case of Sections 7(a), (b) and (c) below where the holders of not less than a majority of such outstanding shares of the series affected shall vote separately as a class):

(a) amend or repeal any provision of, or add any provision to, this corporation’s Articles of Incorporation which adversely affects a series of Preferred;

(b) adversely alter or change the rights, preferences, and privileges of a series of Preferred;

(c) authorize or issue shares of any class or series having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of a particular series of the Preferred; or

(d) cause any merger or sale of all or substantially all assets of the corporation as a result of which the holders of the corporation will hold less than 50% of voting stock of the surviving entity.

Section 8. Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of an outstanding share of Preferred shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the General Corporation Law, to distributions made by the corporation in connection with the repurchase of shares of Common issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between the corporation and such persons.

Section 9. Residual Rights. All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein shall be vested in the Common.

IV. DIRECTOR LIABILITY

Section 1. Limitation of Directors’ Liability. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification of Corporate Agents. The corporation is authorized to indemnify the directors and officers of the corporation to the fullest extent permissible under California law.

Section 3. Repeal Or Modification. Any repeal or modification of the forgoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of the Corporation relating to acts or omissions occurring prior to such repeal or modification.”

3. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of this corporation is 19,878,083 shares of Common Stock, 1,832,726 shares of Series A Preferred and 2,000,000 shares of Series B Preferred. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of each of the outstanding shares of Common Stock, Series A Preferred and Series B Preferred, each voting as a separate class.

The undersigned declare under penalty of perjury that the matters set forth in the foregoing amended and restated articles are true of their own knowledge.

Executed at Fremont, California on December 8, 2000.

/s/ Michael Hui Deng
Michael Hui Deng, President

/s/ Nai-Yu Pai
Nai-Yu Pai, Secretary

CERTIFICATE OF CORRECTION

OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ARCSOFT, INC.

Michael Deng and Nai-Yu Pai hereby certify that:

1.	They are the President and the Secretary, respectively, of ArcSoft, Inc.

2.	The name of the corporation is ArcSoft, Inc., and it is a California corporation.

3.	The instrument being corrected is entitled “Amended and Restated Articles of Incorporation of ArcSoft, Inc.”, and said instrument was filed with the Secretary of the State of California on December 8, 2000.

4.	Article III, section (ii) of said Amended and Restated Articles of Incorporation; as corrected, should read as follows:

“(ii) The Preferred authorized by this Articles of Incorporation shall be issued in one or more series. The first series of Preferred is designated as Series A Preferred Stock (“Series A Preferred”) and consists of Two Million (2,000,000) shares of the Preferred. The second series of Preferred is designated as Series B Preferred Stock (“Series B Preferred”) and consists of Four Million (4,000,000) shares of the Preferred. The shares of each series of Preferred shall have the rights, preferences, privileges and restrictions set forth in paragraph (b) below.”

5.	That said Article II, section (ii), as corrected, conforms the wording of the amended article to that adopted by the board of directors and shareholders.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

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Executed effective as of the 16th day of December, 2000 in the State of California.

/s/ Michael Hui Deng
Michael Hui Deng, President

/s/ Nai-Yu Pai
Nai-Yu Pai, Secretary

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